EXHIBIT 99.1
A Formula for Sustainability Pacwest Conference June 2008

Forward Looking Statements The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this presentation contains statements that are forward-looking, such as statements relating to results of operations and financial conditions and business development activities, as well as capital spending and financing sources. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Mercer. For more information regarding these risks and uncertainties, review Mercer’s filings with the Securities and Exchange Commission. 2

Company Overview ? Mercer is the largest publicly traded NBSK(1) market pulp producer in the world ??Operates three pulp mills with 1.43 million ADMT(2) of capacity Rosenthal Stendal (3) Celgar (Germany) (Germany) (BC, Canada) 325,000 ADMT620,000 ADMT480,000 ADMT Constructed 1999Constructed 2004Constructed 1993 (1) NBSK = northern bleached softwood kraft. (2) ADMT = air dried metric tonnes. (3) Stendal is a 70% owned facility 3

MERCER

Mercer in Brief – Consolidated Financials

In Millions of EUR (unless otherwise stated)	*For Year Ended2007*	*For Year Ended 2006*	*For Year Ended 2005*
Pulp Production	1,404,672 Admt	1,302,260 Admt	1,184,619 Admt
Net Sales	704.4	624.0	452.4
Operating EBITDA	126.2	148.3	69.8

In Millions of EUR (unless otherwise stated)	*December 31, 2007*	*December 31, 2006*	*December 31, 2005*
Cash	84.8	69.4	82.8
Total Assets	1,283.5	1,302.5	1,393.8
Total Employees	1,490	1,458	1,663

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World Class Assets Mercer versus other top 20 NBSK producers as of Q4 2007 (includes integrated capacity) ??Large, modern facilities — low capital requirements, high runability ??State-of-the-art environmental compliance ??Energy — net producers 750 STRONG 600 Potlatch Weighted Average Weyerhaeuser Technical Age 19 years Botnia Terrace Bay Ilim Mercer 450 Södra UPM SCA 1,000 mt/a Canfor Capacity, SFK Heinzel 300 P&T Stora Enso Mill Domtar West Fraser Weighted Average Billerud Capacity 380,000 t/a 150 Boise Catalyst Mondi WEAK 0 30 25 20 15 10 5 0 Note: Bubble sizes represent market and integrated pulp productions. Technical Age, Years 5 Source: Jaakko Pöyry

Biomass to Energy — a Global Driver “EU & US energy strategies are the same in that they both are focused on achieving a secure, affordable and environmentally friendly supply” “Although each have a different approach to implement these strategies, the potential world wide impact on agricultural crops and forest biomass is similarly dramatic” ? Drivers of these strategies include high oil prices, conflicts with fossil fuel exporting countries and the fight against Global Warming ? Biomass energy has a unique fit regarding these drivers: ? Biomass is accepted as neutral with respect to carbon dioxide emissions ? Biomass is usually not suitable for transport over long distances so it is grown within the region that it is utilized, therefore the supply is secure and reliable ? Biomass is believed to be abundant and cheap ? Presently bio-fuels such as Ethanol are produced mainly from agricultural crops and have significantly impacted markets such as corn. In the future cellulose ethanol will place similar global demands on wood markets. 6

Bio-energy in Europe ? EU member states have agreed to a binding target to increase the amount of renewable energy to 20% of the total EU energy output by 2020 ? In 2005 renewable sources accounted for 6% of total EU energy output ? Biomass is expected to account for 40% of target Objectives versus Reality There is a mismatch between European objectives and actual biomass supply: ??The estimated biomass forest reserves that could be made available for bio-energy have been significantly overestimated ??Basis of overestimate includes counting fiber such as bark, actual fellings, and harvesting losses; unregistered felling numbers are not included ??On a global basis, if we consumed all biomass presently being utilized for other purposes, we would only displace a small percentage of global fossil fuel consumptio n Source: Dr. Udo Mantau: Woody Biomass Reserve 7

Jurisdictions such as Europe have been the first to compensate in recognition of the energy efficiency realized by Cogeneration Cogeneration: ? Provides the most efficient use of the biomass resource by increasing thermal efficiency from 40% to 85% ? Reduces GHG emissions by up to 50% ? Decreases requirement for transmission system investment ? Reduces transmission and distribution losses 8

Pulp Transition to Bio-energy Economics ? The transition to bio-energy economics is happening with Europe at the forefront, and other first world jurisdictions following suit ? Historically, wood has been priced in the market based on its value for alternative uses, such that saw logs were more valuable than pulpwood ? Wood’s energy value has not, until recently, had an effect on market pricing of wood ? We see a correlation forming between wood values and energy. It can be observed most significantly in the correlation of industrial wood prices to pellet prices in Europe ? With oil at $92 per barrel and 1 odmt of pellets equating to 3.36 barrels of oil, pellets have an energy value of 212 EUR / odmt, which is close to current pellet prices, correlating on a regional basis ? Electric utilities realize additional value by using wood, as they can reduce their spending on carbon credits 9

Are we receiving value? ?At $92/ barrel of oil, wood should be valued at approximately 212 EUR / odmt, which means various forest products should reflect these values in addition to the value created in the product itself ?Softwood kraft, with a wood to pulp yield of 45%, has an energy value of $675 per tonne ?Hardwood kraft, with a wood to pulp yield of 50%, has an energy value of $614 per tonne ?Softwood lumber has an energy value of $193 per thousand board feet ARE OUR CUSTOMERS GIVING US VALUE FOR CONVERTING WOOD INTO SOMETHING OTHER THAN ENERGY? 10 * FX rate of 1.45; assumed 0.628 odmt of wood per 1000bf lumber

MERCER

Are we receiving value?

	RISI Europe NBSK	RISI Europe Eucalyptus	Lumber Price per thousand bf [1, 2]
2007 Average Commodity Price	$806	$712	$275
Energy Value of Wood Content	$675	$614	$193
Margin Above Energy Value	**16%**	**14%**	**30%**

[1] FX rate of 1.45; assumed 0.628 odmt of wood per 1000bf of lumber

[2] Market price seen in last 12 months

	NBSK	Eucalyptus	Softwood Lumber	Pellets
Capital Cost and Size of a New Production Facility	$1 billion - 600,000 tonnes	$1 billion - 1 million tonnes	$120 million - 350 million bf	$20 million - 400,000 tonnes

Clearly, if we deduct the costs of non-fiber conversion, transportation and overhead off of the above margin, our industry does not receive any value for transforming wood into something beyond its energy value

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** FX rate of 1.45; assumed 0.628 odmt of wood per 1000bf lumber

Low Cost Fiber & Energy Value • If we look at current energy values and the Southern Hemisphere plantations that supply low cost wood to South American pulp mills, an argument can be made that these plantations are in fact subsidizing pulp production as there is a higher value use for this wood in the form of energy • Today, the above subsidization scenario is not a reality because there are not sufficient regional users for this biomass energy • However, as technology develops and the ability to make low cost liquid bio-fuels from wood becomes a reality the energy value of wood will become globally priced because easily transportable liquid bio fuels will set a globalized market price on wood just as we see it set for oil 12

World Wood Supply Transition to Bio-energy Economics Wood based products have to start reflecting the energy value in wood • The use of historic pulp prices does not reflect future pricing mechanisms for pulp. Prices for wood commodity products such as pulp will have a higher floor price going forward. “If higher prices for commodities such as pulp and lumber are not realized, considering returns on capital investment, investment will only flow to new biomass energy projects in the future. This redirection in investment will occur until pulp and lumber prices reflect an adequate premium above their energy value.” 13

In BC, do we receive value for the Energy we produce? • BC Pulp & Paper mills produce significant quantities of Green Biomass Electricity • BC pulp mills must offset $30 / MWhr low cost industrial power, effectively valuing pulp mill biomass electricity — a premium product — at only $30 / MWhr • New biomass electricity projects in BC are receiving upwards of $100 / MWhr, while existing generators — such as pulp mills — are receiving the low cost industrial rate • Clearly, our industry does not receive fair value for the green power it produces • Other jurisdictions recognize the value of P&P green power, and as a result, BC mills are competitively disadvantaged. 14

Current rates don’t make economic sense Historic Black Liquor Electricity Generation Costs LowHigh Cost of Black Liquor to generate 1MWh of eletricity$53$70 Operating Costs for pulp mill electricity generation$15$30 Total Generation Cost ( $ / MWh)$68$100 Cost of purchased power from BC Hydro ($ / MWh)3030 Additional cost incurred from generation under current rate$38$70 The cost for generating biomass electricity is at least $68 to $100 / MWhr, depending on the cost for fuel The above costs do not include any return on capital, which is required for our industry to sustain investments in these generating assets ** For discussion purposes only and is meant to approximate numbers for allocation in a pulp mill 15

Conclusions ? Reinvestment in BC P&P generating assets will not occur unless adequate returns can be achieved ? An opportunity exists in BC to create an environment with the right policies to make BC P&P energy generation sustainable and competitive going forward ? If changes do not occur, green energy production will slowly displace pulp and paper production over time, leading to less value creation out of the resource and reduced employment ? Recognizing the true value of P&P green energy is the first step. The second step is for policy makers to realize that to create the most economic value out of an m3 of wood, we need to disallow stand alone biomass generation unless there is cogeneration “ We should all agree that no one wants regional wood price distortions caused by energy policies that jeopardize our industry. We have seen regional price distortions with the global food crisis and with wood in Europe. In both instances, poor green energy policies were the root cause.” 16